Exhibit 99.1

Press Release

FIDELITY NATIONAL FINANCIAL AND FGL HOLDINGS ANNOUNCE
ANTICIPATED DEADLINE FOR ELECTION OF MERGER CONSIDERATION

JACKSONVILLE, Florida and GEORGE TOWN, Cayman Islands, May 7, 2020 – Fidelity National Financial, Inc. (“FNF”) (NYSE: FNF) and FGL Holdings (“F&G”) (NYSE: FG) today announced that the anticipated deadline for F&G shareholders to elect the form of merger consideration they wish to receive pursuant to the previously announced merger agreement pursuant to which FNF will acquire F&G, is 5:00 p.m. (Eastern time) on Wednesday, May 27, 2020.

The election deadline may be changed, in which case FNF and F&G will issue a press release announcing the new election deadline. The closing of the proposed merger transaction remains subject to the satisfaction of certain closing conditions, including approval by F&G shareholders. F&G shareholders who hold shares through a bank, broker, trust company or other nominee may be subject to an earlier election deadline and should carefully review any materials received in connection with their F&G shares for instructions regarding the election of merger consideration.

As previously announced, F&G shareholders can elect to receive, without interest and subject to any required withholding of taxes, (i) $12.50 in cash (the “cash consideration”) or (ii) 0.2558 shares of FNF common stock (the “stock consideration”) per F&G share. All elections for cash consideration and stock consideration are subject to potential proration and adjustment as set forth in the merger agreement and election materials. The greater the oversubscription of the stock election, the fewer shares and more cash a F&G shareholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more FNF common stock a F&G shareholder making the cash election will receive. Such procedures are designed to ensure that the aggregate amount of cash consideration does not exceed $1,471,936,485, in order to ensure that the transaction is treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

F&G shareholders failing to make a valid election by the election deadline will be considered a no election shareholder and will have their F&G shares converted into the right to receive the cash consideration or stock consideration in accordance with the proration procedures as set forth in the merger agreement. F&G shareholders are urged to consult their tax advisors for a full understanding of the tax consequences of exchanging F&G shares for the cash consideration and/or stock consideration.

The documents necessary for F&G shareholders to make an election as to the type of merger consideration to be received were mailed starting on or about May 7, 2020 to F&G shareholders of record as of April 23, 2020. F&G shareholders may request copies of these election materials and direct any questions regarding the election materials or the election deadline to Morrow Sodali LLC by calling 1-(800)-662-5200 (banks and brokers can call collect at 1-(203)-658-9400). F&G shareholders holding shares through a bank, broker, trust company or other nominee should contact their bank, broker, trust company or other nominee, as applicable, to obtain copies of the election materials.

To make an election, F&G shareholders must deliver to Continental Stock Transfer & Trust Company, the exchange agent for the transaction, prior to the election deadline, a properly completed election form together with their F&G share certificates, if any, or a confirmation of book-entry transfer. F&G shareholders should carefully read all the election materials provided to them before making their election.

About Fidelity National Financial, Inc.

Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries.  FNF is the nation's largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States.  More information about FNF can be found at fnf.com.

About FGL Holdings

FGL Holdings-the F&G family of insurance companies-is committed to helping Americans prepare for and live comfortably in their retirement. Through its subsidiaries, F&G is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG. For more information, please visit www.fglife.bm.

Cautionary Note Regarding Forward-Looking Statements

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements relating to F&G and FNF, including statements relating to the proposed transaction and related matters. Such statements are subject to risks and uncertainties, many of which are beyond the control of F&G and FNF, that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of the management of F&G and FNF, respectively. Forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: (1) changes in general economic, business and political conditions, including changes in the financial markets; (2) the outcome of any legal proceedings that may be instituted against F&G or FNF following the announcement of the merger agreement and the transactions contemplated therein; (3) the inability to complete the transactions contemplated by the merger agreement, including due to failure to obtain approval of the shareholders of F&G or other conditions to closing in the merger agreement; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or could otherwise cause the transactions contemplated by the merger agreement to fail to close; (5) the risk that the transactions contemplated by the merger agreement disrupt current plans and operations of F&G or FNF as a result of the announcement thereof; (6) the ability to recognize the anticipated benefits of the transactions contemplated by the merger agreement, which may be affected by, among other things, competition, the ability of the management of F&G and FNF to grow and manage their respective businesses profitably and to retain their key employees; (7) costs related to the transactions contemplated by the merger agreement; (8) changes in applicable laws or regulations; (9) the risk that the mergers may not be treated as a single integrated transaction that qualifies as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, in which case the transactions contemplated by the merger agreement would be treated as a taxable sale by U.S. Holders of their F&G shares in exchange for the merger consideration; (10) adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, U.S. or other foreign laws, rules or regulations, including tax laws, rules and regulations, that could delay or prevent completion of the transactions contemplated by the merger agreement, cause the terms of such transactions to be modified or change the anticipated tax consequences of such transactions; (11) the possibility that F&G or FNF may be adversely affected by other economic, business, and/or competitive factors, as well as the impact on the business, operations, results of operations and trading prices of the shares of F&G and FNF arising out of the COVID-19 outbreak; (12) risks that any of the closing conditions to the proposed merger may not be satisfied in a timely manner; (13) the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized and (14) other risks and uncertainties identified in F&G’s and FNF’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Each of F&G and FNF cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Neither F&G nor FNF undertakes or accepts any obligation or undertaking to release any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither F&G nor FNF undertakes any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, except as required by law.

Additional Information about the Proposed Transaction and Where to Find It

This press release relates to a proposed transaction between F&G and FNF, which is the subject of a registration statement and relevant solicitation materials filed by FNF with the SEC. In connection with the proposed transaction, FNF has filed with the SEC a registration statement on Form S-4 that includes a proxy statement of F&G and a prospectus of FNF, as well as other relevant documents concerning the proposed transaction. F&G commenced mailing of the definitive proxy statement to F&G’s shareholders on April 30, 2020. This press release is not a substitute for the registration statement, the definitive proxy statement and relevant solicitation materials that FNF has or may file with the SEC or any other documents which FNF may send to its or F&G’s shareholders in connection with the proposed transaction. Investors and security holders are urged to carefully and entirely read the registration statement and relevant solicitation materials and all other relevant documents, as well as any amendments or supplements to these documents, if and when they become available because they will contain important information about the proposed transaction and related matters. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, documents will also be available for free from FNF or F&G by contacting Jamie Lillis, Managing Director, Solebury Trout, (203)-428-3223, jlillis@soleburytrout.com.

No Offer or Solicitation

This press release is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact – Fidelity National Financial, Inc.

Investors:
Jamie Lillis
Managing Director, Solebury Trout
jlillis@soleburytrout.com
203.428.3223

Contact – FGL Holdings

Investors:
Jon Bayer
investors@fglife.bm
410.487.8898

Media:
Renee Hamlen
media@fglife.bm
515.850.5704

Jonathan Keehner / Tim Ragones / Kate Thompson
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449

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